Exhibit 99.1
FDA APPROVES CONNETICS’ VERDESO FOAM FOR THE TREATMENT
OF MILD-TO-MODERATE ATOPIC DERMATITIS
First approved product formulated in Connetics’ emulsion foam (VersaFoam®-EF) delivery vehicle
Commercial launch planned for fourth quarter 2006
PALO ALTO, Calif. (September 19, 2006) – Connetics Corporation (Nasdaq: CNCT), a specialty pharmaceutical company that develops and commercializes dermatology products, today announced that the U.S. Food and Drug Administration (FDA) has approved Verdeso™ (desonide) Foam, 0.05%, for the treatment of mild-to-moderate atopic dermatitis. Verdeso, previously referred to as Desilux™, is a low-potency topical steroid and is the first approved product formulated in Connetics’ proprietary VersaFoam®-EF emulsion formulation foam vehicle. Connetics expects to begin marketing Verdeso to physicians in the fourth quarter of 2006 in 50g and 100g trade unit sizes.
“Today’s approval allows us to bring a new and valuable option to physicians for treating children and adults with atopic dermatitis,” said Lincoln Krochmal, M.D., Executive Vice President of Research and Product Development for Connetics. “We look forward to commercializing the first product in our patented emulsion foam vehicle, formulated with emollient ingredients, and our first product approved for pediatric use. The low-potency corticosteroid desonide in VersaFoam-EF has been shown in our clinical trials to be safe and effective in children as young as three months of age. The ethanol-free vehicle in Verdeso is intended to provide an elegant, moisturizing, non-stinging product that absorbs quickly into the skin and does not feel sticky like an ointment or cream. In our pivotal clinical trial, burning sensation at the application site was reported by 3 percent of all treated patients and 1 percent of pediatric patients between three months and three years of age.”
Thomas G. Wiggans, Chairman and Chief Executive Officer of Connetics, said, “We have established leading brands in the topical mid- and super-high potency steroid categories with Luxíq® and OLUX®, respectively. With the addition of low-potency Verdeso, Connetics now offers physicians a complete line of topical steroids with enhanced cosmetic elegance, which we believe leads to increased patient compliance and satisfaction. Verdeso is a strong strategic fit for our dermatology sales force as well as the pediatric sales force we acquired earlier this year. Looking forward, we anticipate the potential approval of a second product using the VersaFoam-EF technology, Primolux™, with a January 2007 PDUFA date.”
About Verdeso
Approximately 7.7 million prescriptions are written annually in the U.S. by dermatologists for low-potency steroid products, and desonide is the leading topical corticosteroid in this market. The approval of Verdeso provides Connetics with its first low-potency steroid product and expands the Company’s topical steroid franchise to include a product offering in each of the three potency segments of the total $1.1 billion topical steroid market.
Connetics believes that its emulsion foam delivery vehicle is an important advancement in topical steroid therapy. The vehicle, which was granted a patent in May 2004, contains no ethanol and is reported by patients to have a moisturizing feel. The vehicle was developed by Connetics as a cosmetically and functionally elegant formulation to compete against creams and ointment-based treatments, and to address a U.S. market opportunity that currently exceeds $725 million annually.
About VersaFoam Technology
Connetics owns worldwide rights to a number of unique topical delivery systems and has branded its proprietary foam drug delivery vehicle VersaFoam. This versatile topical drug delivery vehicle is available in three formulations including VersaFoam-HF™ , VersaFoam-EF™ and VersaFoam-AF™. VersaFoam Hydroethanolic Formulation (HF) is neither hydrating nor drying. It dissolves rapidly at skin temperature (90-95° F) and leaves minimal residue on the skin. VersaFoam-EF is an emulsion formulation that provides many of the benefits of ointments, creams and emollient-cream vehicles, but with the cosmetic elegance of VersaFoam. VersaFoam Aqueous Formulation (AF) is a hydrating version of VersaFoam. Medications formulated with VersaFoam-AF are in development. VersaFoam formulations are designed to address specific patient preferences and skin types, and to have important functional benefits and cosmetic benefits compared with conventional delivery vehicles such as creams, ointments, gels and lotions. Each VersaFoam formulation is easy to apply and spread, disappears into the skin quickly and offers the cosmetic elegance of a fine skincare product. In addition to Verdeso, Connetics’ VersaFoam-based products are OLUX for scalp dermatoses and non-scalp psoriasis, Luxiq Foam for scalp dermatoses and Evoclin® Foam for acne. These formulations have earned wide acceptance by physicians and patients due to their clinical effectiveness, high quality and cosmetic elegance. For more information on VersaFoam, please visit www.VersaFoam.com.
About Atopic Dermatitis
Atopic dermatitis (AD), commonly referred to as eczema, is a chronic skin disorder categorized by scaly and itching rashes. People with eczema often have a family history of allergic conditions such as asthma, hay fever or eczema.
AD is most common in infants, and at least half of those cases clear by age three. In adults AD generally is a chronic, or recurring, condition. In AD a hypersensitivity reaction (similar to an allergy) occurs in the skin, causing chronic inflammation. The inflammation causes the skin to become itchy and scaly. Chronic irritation and scratching can cause the skin to thicken and develop a leathery texture. Exposure to environmental irritants can worsen symptoms, as can dryness of the skin, exposure to water, temperature changes and stress.
Symptoms of AD can include intense itching, blisters with oozing and crusting, skin redness or inflammation around the blisters, and rash.
About Connetics
Connetics Corporation is a specialty pharmaceutical company focused on the development and commercialization of innovative therapeutics for the dermatology market. The Company’s commercial products are OLUX (clobetasol propionate) Foam, 0.05%; Luxiq (betamethasone valerate) Foam, 0.12%; Soriatane® (acitretin) capsules; Evoclin (clindamycin) Foam, 1%; and Verdeso (desonide) Foam, 0.05%. Connetics is developing Primolux (clobetasol propionate) Foam, 0.05%, a super high-potency topical steroid formulation to treat atopic dermatitis and plaque psoriasis; Extina® (ketoconazole) Foam, 2%, to treat seborrheic dermatitis; and Velac® (a combination of 1% clindamycin and 0.025% tretinoin) Gel, to treat acne. Connetics’ product formulations are designed to improve the management of dermatological diseases and provide significant product differentiation. For more information about Connetics and its products, please visit www.connetics.com.
Forward-Looking Statements
Except for historical information, this press release includes “forward-looking statements” within the meaning of the Securities Litigation Reform Act. All statements included in this press release that address activities, events or developments that Connetics expects, believes or anticipates will or may occur in the future, including, particularly, statements about the timing and outcome of submissions to the FDA, the timing of commercial launch and market potential of Verdeso Foam relative to currently available treatments in the U.S., the impact of Connetics’ products on patient compliance and satisfaction, and the significance of providing a topical steroid therapy in an emulsion foam delivery vehicle, are forward-looking statements. All forward-looking statements are based on assumptions made by Connetics’ management based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond Connetics’ control, and which could cause actual results or events to differ materially from those expressed in such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, risks and other factors that are discussed in documents filed by Connetics with the Securities and Exchange Commission from time to time, including Connetics’ Annual Report on Form 10-K/A for the year ended December 31, 2005 and the Form 10-Q for the quarter ended June 30, 2006. Forward-looking statements represent the judgment of the Company’s management as of the date of this release, and Connetics disclaims any intent or obligation to update any forward-looking statements.
Contacts:

Connetics Corporation Jim Goff	Lippert/Heilshorn & Associates Don Markley or Bruce Voss
Sr. Director, Investor Relations	(310) 691-7100
(650) 843-2851	dmarkley@lhai.com
jgoff@connetics.com

Press Release Code: CNCT-G
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